SECRETARY OF STATE

STATE OF NEVADA

CERTIFICATE OF EXISTENCE
WITH STATUS IN GOOD STANDING

I, BARBARA K. CEGAVSKE, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, non-profit corporations, corporation soles, limited-liability companies, limited partnerships, limited-liability partnerships and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, **GREENPRO CAPITAL CORP.**, as a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since July 19, 2013, and is in good standing in this state.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on May 6, 2015.

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Electronic Certificate
Certificate Number: C20150506-2053
You may verify this electronic certificate online at **http://www.nvsos.gov/**